SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.         )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only
☐	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Rule 14a-12

COMPUTER ASSOCIATES INTERNATIONAL, INC.
(Name of Registrant as Specified in its Charter)

RANGER GOVERNANCE, LTD.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:

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EXPLANATORY NOTE

        Ranger Governance, Ltd., a Texas limited partnership ("Ranger") is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission in connection with a solicitation of proxies (the "Solicitation") in support of electing Ranger nominees to the board of directors of Computer Associates International, Inc. ("Computer Associates") at the 2001 annual meeting of stockholders of Computer Associates.

Table of Contents

Content of Wall Street Journal advertisement	Item 1

Ranger's Presentation to Investors
Microsoft PowerPoint - (149k)	Item 2

Content of Items 1 - 2

Why are these men smiling?

Charles B. Wang	Sanjay Kumar	Russell M. Artzt
Computer Associates Chairman	Computer Associates President and CEO	Computer Associates Executive Vice President

Is it because they don’t know 46% of their customers want out?

  A June 2001 study by Penn, Schoen & Berland Associates, Inc.* shows that only 15% of Computer Associates’ customers think the Company treats them well.
  Only 1 in 3 think “honesty” applies to CA.
  Only 1 in 5 say CA has “integrity.”
  Customers call CA’s senior management “unscrupulous,” “arrogant” and the “root of Computer Associates’ poor customer service.”

It is time for new leadership at Computer Associates.

A company that abuses its customers – and lavishly rewards top executives for doing so – can’t create value for shareholders. CA stock has returned a negative 11% to shareholders over the past 5 years, while in 1998 the Board of Directors granted Messrs. Wang, Kumar and Artzt over $1 billion in stock.

There is a better way, and a better team poised to lead the company into a brighter tomorrow. Ranger Governance, led by software pioneer Sam Wyly, is proposing new management under a truly independent Board of Directors.

Ranger Governance has a plan to unlock the value and potential of Computer Associates. The new Board will strategically realign the Company into four decentralized business units, and create a culture of innovation, accountability, extraordinary customer service, and real growth.

Integrity. Innovation. Increased Value for CA Shareholders.

Now that would be something to smile about.

* Penn, Schoer & Berland study commissioned by Ranger Governance - June 2001

IMPORTANT INFORMATION

Ranger Governance plans to file a proxy statement with the Securities and Exchange Commission relating to Ranger Governance’s solicitation of proxies from the stockholders of Computer Associates with respect to the Computer Associates 2001 annual meeting of stockholders. RANGER GOVERNANCE ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Ranger’s proxy statement and other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of Ranger’s proxy statement, when it becomes available, by writing to Ranger Governance at 300 Crescent Court, Suite 1000, Dallas, Texas 75201, by contacting Morrow & Co., Inc. at 800-607-0088, or at www.rangergov.com. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Computer Associates’ shareholders is available in the soliciting materials on Schedule 14A filed by Ranger Governance with the SEC.

IMPORTANT INFORMATION

        Ranger plans to file a proxy statement with the Securities and Exchange Commission relating to Ranger's solicitation of proxies from the stockholders of Computer Associates with respect to the Computer Associates 2001 annual meeting of stockholders. RANGER ADVISES SECURITY HOLDERS TO READ RANGER'S PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Ranger's proxy statement will be available for free at www.sec.gov, along with any other relevant documents, including the soliciting material that identifies the participants in Ranger's solicitation and describes their interests. You may also obtain a free copy of Ranger's proxy statement, when it becomes available, by writing to Ranger at 300 Crescent Court, Suite 1000, Dallas, Texas 75201, calling Morrow & Co., Inc. at (212) 754-8000 or visiting Ranger's web site at www.rangergov.com. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the Solicitation is available in soliciting materials on Schedule 14A filed by Ranger with the Securities and Exchange Commission on June 25, 2001.

        This document contains expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs, including those relating to maximizing stockholder value, are the opinions and beliefs of Ranger. In addition, the Ranger nominees' plans for Computer Associates could change after election based on the exercise of their fiduciary duties to the stockholders of Computer Associates in the light of their knowledge and the circumstances at the time.